EXHIBIT 99.1
PRESS RELEASE	FOR IMMEDIATE RELEASE
April 21, 2014	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO) (252)-940-4936
Scott McLean (CFO) (252)-940-5016
Website: www.firstsouthnc.com

First South Bancorp, Inc. Reports March 31, 2014 Quarterly Operating Results

Washington, North Carolina - First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), parent holding company of First South Bank (the “Bank”), reports its unaudited operating results for the quarter ended March 31, 2014.

For the 2014 first quarter, net income was $1.10 million, or $0.11 per diluted common share, compared to $1.14 million, or $0.12 per diluted common share for the linked 2013 fourth quarter, and $1.57 million, or $0.16 per diluted common share, earned for the 2013 first quarter.

Net income on a linked quarter basis was relatively flat as increases in non-interest expenses and decreases in non-interest income were offset by lower loan loss provision expenses and a lower effective tax rate. When compared to the prior year quarter, net income for the quarter ended March 31, 2014 was impacted by decreases in both net interest income and non-interest income and were partially offset by decreases in loan loss provision expense and non-interest expenses. The decreases in net interest income and non-interest income were primarily attributed to lower average yields on a smaller average volume of earning assets and a decline in mortgage origination activity, respectively.

Net Interest Income

Net interest income for the 2014 first quarter was $6.44 million, compared to $6.45 million for the linked 2013 fourth quarter and $7.13 million for the 2013 first quarter. The tax equivalent net interest margin increased 4 basis points to 4.24% for the 2014 first quarter, from 4.20% for the linked 2013 fourth quarter, and fell 33 basis points when compared to the 4.57% for the 2013 first quarter. The decline from the 2013 first quarter is due primarily to reductions in the yield on earning assets, which was partially offset by a reduction in the Company’s cost of funds due to the maturity of longer-term, higher priced CD’s. While a portion of these funds left the Bank, the residual renewed into lower priced CD’s or migrated to non-maturity deposit products within the Bank. Although we experienced a slight increase in net interest margin on a linked quarter basis, we anticipate our margin may experience contraction pressure as we grow our earning asset base in this historically low interest rate environment and as we take steps to protect our balance sheet from exposure to rising interest rates.

Asset Quality and Provisions for Loan Losses

Asset quality metrics continue to improve. Total nonperforming assets declined to $14.56 million, or 2.1% of total assets at March 31, 2014, from $15.35 million or 2.3% of total assets at December 31, 2013, and $16.91 million or 2.5% of total assets at March 31, 2013. Total loans in non-accrual status declined to $5.48 million at March 31, 2014, from $5.57 million at December 31, 2013, and compared favorably to the $5.34 million at March 31, 2013. Our level of OREO declined to $9.01 million at March 31, 2014, from $9.35 million at December 31, 2013 and $11.33 million at March 31, 2013.

The allowance for loan and lease losses (ALLL) was $7.80 million at March 31, 2014, representing 1.69% of loans and leases held for investment, compared to $7.61 million at December 31, 2013, also 1.69% of loans and leases held for investment, and $8.57 million at March 31, 2013, or 1.96% of loans and leases held for investment. The Bank recorded $56,000 of net charge offs during the 2014 first quarter, compared to $782,000 in the linked 2013 fourth quarter and a net recovery of $308,000 for the 2013 first quarter. During the 2014 first quarter, the Bank recorded $250,000 of provision for credit losses, compared to $685,000 for the linked 2013 fourth quarter, and $400,000 for the 2013 first quarter. Management believes the ALLL remains adequate.

Non-Interest Income

Total non-interest income was $1.92 million for the 2014 first quarter, compared to $2.31 million for the linked 2013 fourth quarter and $2.48 million for the 2013 first quarter.

Deposit fees and service charges totaled $927,000 for the 2014 first quarter and represented 48.3% of total non-interest income. These results were below the $1.05 million generated for the 2013 fourth quarter and the $1.02 million earned in the first quarter of 2013 due to a reduction in fees generated from overdraft charges. However, we anticipate additional service charge revenue from deposits going forward as we focus on growing our deposit base through new product offerings and customer acquisition.

The non-interest income generated from the sale and servicing of mortgage loans during the first three months of 2014 totaled $461,000 and represented 24.0% of our total non-interest income. The Company generated $546,000 and $1.06 million of mortgage loan related fee income during the quarters ended December 31, 2013 and March 31, 2013, respectively. The Company, as has the mortgage industry overall, has experienced a slowdown in mortgage activity due to the current economic conditions and increases in mortgage rates from their recent historic low levels. As a result, net gains recognized from the sale of mortgage loans was $235,000 for the 2014 first quarter, down from $275,000 for the linked 2013 fourth quarter and $661,000 for the comparative 2013 first quarter. The Company generated $226,000 of revenue from the servicing of mortgage loans during the first quarter of 2014. This is down from the $270,000 produced during the linked 2013 fourth quarter and the $396,000 produced for the comparative 2013 first quarter. The large decline in servicing revenue for the comparative first quarter periods is due to the value of servicing rights on loans sold in the respective quarters.

In May of 2013, the Bank made an additional $10.0 million investment in Bank-owned life insurance (BOLI). Included in the $389,000 of other non-interest income for the 2014 first quarter is $132,000 of revenue from BOLI investments. This is an increase from the $105,000 of BOLI earnings for the linked 2013 fourth quarter and $35,000 for the comparative 2013 first quarter.

Net gains from sales of OREO were $39,000 for the 2014 first quarter, compared to $206,000 for the linked 2013 fourth quarter and $48,000 for the 2013 first quarter, as the Bank continues in its efforts of disposing of nonperforming assets.

Total core non-interest income, excluding net gains from securities and OREO sales, declined to $1.87 million for the 2014 first quarter, compared to $2.10 million for the linked 2013 fourth quarter and $2.43 million for the 2013 first quarter, primarily due to the decline in mortgage loan originations and sales.

Non-Interest Expense

Total non-interest expense was $6.58 million for the 2014 first quarter, compared to $6.44 million for the linked 2013 fourth quarter and $6.76 million for the 2013 first quarter.

Compensation and benefit expenses, the largest component of non-interest expenses, were relatively consistent at $3.80 million for the 2014 first quarter, compared to $3.58 million for the linked 2013 fourth quarter and $3.83 million 2013 first quarter. First quarter expenses typically reflect higher payroll taxes than other quarters throughout a given year. The Bank will continue to manage staffing levels to ensure we meet the ongoing needs of our customers and to support our future growth.

FDIC insurance premiums declined to $145,000 for the 2014 first quarter, from $150,000 for the linked 2013 fourth quarter and $236,000 for the comparative 2013 first quarter, reflecting a reduction in the deposit insurance assessment calculation base.

Data processing costs were also relatively consistent at $586,000 for the 2014 first quarter, compared to $563,000 for the linked 2013 fourth quarter and $606,000 for the 2013 first quarter. Data processing costs fluctuate due to changes in account and transaction volumes.

Expenses attributable to ongoing maintenance, property taxes and insurance, and valuation adjustments for OREO properties declined to $121,000 for the 2014 first quarter, from $162,000 for the linked 2013 fourth quarter and $172,000 for the comparative 2013 first quarter. Valuation adjustments were $11,000 for the 2014 first quarter, compared to $62,000 for the linked 2013 fourth quarter and none for the 2013 first quarter.

Premises and equipment, advertising, amortization of intangibles and other expense in aggregate was also relatively consistent during the respective reporting periods.

Balance Sheet

Total assets increased to $700.76 million at March 31, 2014, from $674.72 million at December 31, 2013. The increase is the result of growth in earning assets, primarily through growth in loans and leases held for investment and securities available for sale.

Loans and leases held for investment grew by $11.12 million during the 2014 first quarter. This reflects the third consecutive quarterly growth in loans and leases held for investment. As a result of this increase, total loans and leases held for investment were $462.08 million at March 31, 2014 compared to $450.96 million at December 31, 2013.

The investment securities portfolio increased to $166.07 million at March 31, 2014, from $150.81 million at December 31, 2013. Toward the end of this quarter, the Bank implemented a leverage strategy for the investment portfolio. This strategy adds bonds of similar quality, structure and duration to our portfolio that will enhance our income generation capabilities.

The Bank’s investment in BOLI was $11.23 million at March 31, 2014, compared to $11.09 million at December 31, 2013. The investment returns from the BOLI will be utilized to recover a portion of the cost of providing benefit plans to our employees.

Total deposits increased to $592.40 million at March 31, 2014, from $585.70 million at December 31, 2013. Total non-maturity deposits increased by $15.47 million to $353.01 million at March 31, 2014, from $337.54 million at December 31, 2013, partially offsetting an $8.77 million decline in certificates of deposits. Certificates of deposit declined to $239.39 million or 40.4% of total deposits at March 31, 2014, from $248.17 million, or 42.4% of total deposits at December 31, 2013.

Short-term FHLB advances increased to $17.00 million at March 31, 2014, compared to none at December 31, 2013. These short-term borrowings were used as a supplemental funding source for the growth in earning assets.

Stockholders' equity increased to $77.17 million at March 31, 2014, from $74.86 million at December 31, 2013. This increase reflects the $1.10 million of net income earned for the quarter ended March 31, 2014, net of a $241,000 dividend payment, a $1.45 million increase in accumulated other comprehensive income resulting from the mark-to-market adjustment of the available-for-sale securities portfolio and $16,000 used to acquire 2,000 shares of the Company’s common stock pursuant to a previously announced repurchase plan.

The tangible equity to assets ratio was 10.41% at March 31, 2014, compared to 10.47% at December 31, 2013. There were 9,651,883 common shares outstanding at March 31, 2014, compared to 9,653,883 shares outstanding at December 31, 2013, reflecting the net effect of shares purchased through the stock repurchase program. The tangible book value per common share increased to $7.56 at March 31, 2014, from $7.32 at December 31, 2013.

Key Performance Ratios

Some of our key performance ratios are the return on average assets (ROA), the return on average equity (ROE) and the efficiency ratio. ROA was 0.66% for the 2014 first quarter, compared to 0.67% for the linked 2013 fourth quarter and 0.91% for the 2013 first quarter. ROE was 5.89% for the 2014 first quarter, compared to 5.96% for the linked 2013 fourth quarter and 8.02% for the 2013 first quarter. The efficiency ratio (noninterest expenses as a percentage of net interest income plus noninterest income) was 77.68% for the 2014 first quarter, compared to 73.56% for the linked 2013 fourth quarter and 70.34% for the 2013 first quarter. The efficiency ratio measures the proportion of net operating revenues that are absorbed by overhead expenses and has elevated over the course of the last twelve months due to the slowdown in mortgage originations.

Bruce Elder, President and CEO, commented, “Our diverse footprint has allowed us to expand our overall volume of loans and leases held for investment despite the fact that some of our key markets are still recovering from the economic downturn. We have shown quality net growth in our loan and lease portfolio for three consecutive quarters. The employees of First South Bank are committed to developing core customer relationships, providing the right financial solutions and being vested in the communities we serve.

Mr. Elder commented further, “In January 2014, we launched our new website at www.firstsouthnc.com. You will find a more user friendly website with easier navigation and an enhanced Investor Relations section located within the Corporate link. Additionally, during the 2014 first quarter, we announced the reinstatement of a quarterly dividend which was paid on February 14, 2014. The reinstatement of a quarterly dividend reflects the Company’s strong capital position, improved financial performance and our confidence in the future.”

First South Bank has been serving the citizens of eastern and central North Carolina since 1902 and offers a variety of financial products and services, including a leasing company. Securities brokerage services are made available through an affiliation with an independent broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has 26 full service branch offices located throughout eastern and central North Carolina.

The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Certain amounts in the unaudited Consolidated Statements of Operations for the Three Months Ended March 31, 2013 have been reclassified to conform with the presentation as of and for the Three Months Ended March 31, 2014. The reclassifications had no effect on previously reported net income.

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(NASDAQ: FSBK)

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	March 31,	December 31,
	2014	2013
	(unaudited)	(*)
Assets

Cash and due from banks	$17,375,545	$11,816,071
Interest-bearing deposits with banks	5,327,431	12,419,244
Investment securities available for sale, at fair value	165,565,324	150,300,079
Investment securities held to maturity	506,459	506,176
Loans held for sale:
Mortgage loans	5,648,519	2,992,017
Total loans held for sale	5,648,519	2,992,017

Loans and leases held for investment	462,084,529	450,960,277
Allowance for loan and lease losses	(7,803,625)	(7,609,467)
Net loans and leases held for investment	454,280,904	443,350,810

Premises and equipment, net	11,560,955	11,759,521
Other real estate owned	9,013,007	9,353,835
Federal Home Loan Bank stock, at cost	1,371,500	848,800
Accrued interest receivable	2,357,634	2,334,944
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,118,828	1,219,623
Identifiable intangible assets	-	7,860
Income tax receivable	2,631,320	2,901,062
Bank-owned life insurance	11,226,515	11,094,182
Prepaid expenses and other assets	8,561,632	9,599,143

Total assets	$700,764,149	$674,721,943

Liabilities and Stockholders' Equity

Deposits:
Non-interest bearing demand	$98,419,360	$96,445,049
Interest bearing demand	175,569,071	171,548,658
Savings	79,017,549	69,542,654
Large denomination certificates of deposit	118,747,916	123,492,907
Other time	120,646,501	124,674,588
Total deposits	592,400,397	585,703,856

Borrowed money	17,000,000	-
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	3,887,563	3,849,944
Total liabilities	623,597,960	599,863,800

Common stock, $.01 par value, 25,000,000 shares authorized; 9,651,883 and 9,653,883 shares outstanding, respectively	96,519	96,539
Additional paid-in capital	35,822,493	35,809,397
Retained earnings	39,693,760	38,849,326
Accumulated other comprehensive income	1,553,417	102,881
Total stockholders' equity	77,166,189	74,858,143

Total liabilities and stockholders' equity	$700,764,149	$674,721,943

(*) Derived from audited consolidated financial statements

1

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three Months Ended March 31, 2014 and 2013

(unaudited)

	Three Months Ended
	March 31
	2014	2013

Interest income:
Interest and fees on loans	$5,929,234	$6,552,689
Interest on investments and deposits	1,145,811	1,341,598
Total interest income	7,075,045	7,894,287

Interest expense:
Interest on deposits	559,709	670,725
Interest on borrowings	684	6,176
Interest on junior subordinated notes	79,921	87,215
Total interest expense	640,314	764,116

Net interest income	6,434,731	7,130,171
Provision for credit losses	250,000	400,000
Net interest income after provision for credit losses	6,184,731	6,730,171

Non-interest income:
Deposit fees and service charges	926,947	1,018,693
Loan fees and charges	88,677	148,809
Mortgage loan servicing fees	226,321	395,700
Gain on sale of mortgage loans	234,509	661,312
Gain on sale of other real estate, net	39,420	48,242
Gain on sale of investment securities	13,509	-
Other income	388,551	203,025
Total non-interest income	1,917,934	2,475,781

Non-interest expense:
Compensation and fringe benefits	3,803,998	3,833,474
Federal deposit insurance premiums	144,599	235,950
Premises and equipment	826,145	736,397
Advertising	63,433	42,946
Data processing	585,593	606,417
Amortization of intangible assets	122,804	118,065
Other real estate owned expense	121,305	172,295
Other	914,923	1,011,329
Total non-interest expense	6,582,800	6,756,873

Income before income tax expense	1,519,865	2,449,079
Income tax expense	417,863	882,669

NET INCOME	$1,102,002	$1,566,410

Per share data:
Basic earnings per share	$0.11	$0.16
Diluted earnings per share	$0.11	$0.16
Average basic shares outstanding	9,652,804	9,751,271
Average diluted shares outstanding	9,671,557	9,751,972

2

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)
	Quarter to Date
	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
	(dollars in thousands except per share data)
Consolidated balance sheet data:
Total assets	$700,764	$674,722	$682,015	$680,082	$690,958

Loans held for sale:	$5,649	$2,992	$9,183	$13,746	$3,292

Loans held for investment:
Mortgage	$66,630	$69,006	$68,125	$76,751	$74,162
Commercial	317,711	305,160	296,218	283,936	288,715
Consumer	67,621	68,615	68,537	66,637	67,723
Leases	10,123	8,179	7,467	6,722	5,924
Total loans held for investment	462,085	450,960	440,347	434,046	436,524
Allowance for loan and lease losses	(7,804)	(7,609)	(7,707)	(8,604)	(8,567)
Net loans held for investment	$454,281	$443,351	$432,640	$425,442	$427,957

Cash & interest bearing deposits	$22,703	$24,235	$37,617	$23,148	$35,384
Investment securities	166,072	150,806	149,337	162,336	176,320
Premises and equipment	11,561	11,760	11,759	11,879	12,003
Goodwill	4,219	4,219	4,219	4,219	4,219
Mortgage servicing rights	1,119	1,220	1,268	1,271	1,357

Deposits:
Non-interest checking	$98,419	$96,445	$99,350	$92,540	$92,228
Interest checking	129,798	128,161	129,675	133,470	142,202
Money market	45,771	43,388	43,457	44,496	44,469
Savings	79,018	69,543	60,576	49,173	37,871
Certificates	239,394	248,167	258,573	270,149	282,846
Total deposits	$592,400	$585,704	$591,631	$589,828	$599,616

Borrowings	$17,000	$0	$0	$0	$0
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Stockholders' equity	77,166	74,858	75,028	73,888	75,468

Consolidated earnings summary:
Interest income	$7,075	$7,123	$7,220	$7,435	$7,894
Interest expense	640	672	694	716	764
Net interest income	6,435	6,451	6,526	6,719	7,130
Provision for credit losses	250	685	0	0	400
Noninterest income	1,918	2,306	2,706	2,920	2,476
Noninterest expense	6,583	6,442	6,928	6,910	6,757
Income before taxes	1,520	1,630	2,304	2,729	2,449
Income tax expense	418	486	767	964	883
Net income	$1,102	$1,144	$1,537	$1,765	$1,566

Per Share Data:
Basic earnings per share	$0.11	$0.12	$0.16	$0.18	$0.16
Diluted earnings per share	$0.11	$0.12	$0.16	$0.18	$0.16
Book value per share	$7.99	$7.75	$7.69	$7.58	$7.74
Tangible book value per share	$7.56	$7.32	$7.26	$7.14	$7.30

Average basic shares	9,652,804	9,727,175	9,751,271	9,751,271	9,751,271
Average diluted shares	9,671,557	9,737,495	9,757,881	9,757,338	9,751,972

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)
	Quarter to Date
	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
	(dollars in thousands except per share data)
Performance ratios (tax equivalent):
Yield on average earning assets	4.66%	4.63%	4.69%	4.80%	5.05%
Cost of interest bearing liabilities	0.52%	0.53%	0.54%	0.56%	0.59%
Net interest spread	4.14%	4.10%	4.15%	4.24%	4.46%
Net interest margin	4.24%	4.20%	4.25%	4.34%	4.57%
Avg earning assets to total avg assets	91.76%	91.84%	91.66%	92.40%	92.19%

Return on average assets (annualized)	0.66%	0.67%	0.90%	1.03%	0.91%
Return on average equity (annualized)	5.89%	5.96%	8.18%	9.22%	8.02%
Efficiency ratio	77.68%	73.56%	75.05%	71.69%	70.34%

Average assets	$679,608	$681,690	$680,741	$688,897	$701,880
Average earning assets	$623,617	$626,050	$623,953	$636,511	$647,061
Average equity	$76,682	$76,231	$74,569	$76,754	$79,178

Equity/Assets	11.01%	11.09%	11.00%	10.86%	10.92%
Tangible Equity/Assets	10.41%	10.47%	10.38%	10.24%	10.31%

Asset quality data and ratios:
Nonaccrual loans:
Non-TDR nonaccrual loans
Earning	$463	$683	$1,459	$1,429	$1,658
Non-Earning	1,248	1,331	2,649	4,130	2,629
Total Non-TDR nonaccrual loans	$1,711	$2,014	$4,108	$5,559	$4,287
TDR nonaccrual loans
Past Due TDRs	$2,188	$1,821	$1,336	$990	$221
Current TDRs	1,583	1,739	1,677	818	832
Total TDR nonaccrual loans	$3,771	$3,560	$3,013	$1,808	$1,053
Total nonaccrual loans	$5,482	$5,574	$7,121	$7,367	$5,340
Loans >90 days past due, still accruing	61	420	544	762	237
Other real estate owned	9,013	9,354	8,996	9,069	11,328
Total nonperforming assets	$14,556	$15,348	$16,661	$17,198	$16,905

Allowance for loan and lease losses	$7,804	$7,609	$7,707	$8,604	$8,567
Allowance for loan and lease losses to loans held for investment	1.69%	1.69%	1.75%	1.98%	1.96%

Net charge-offs (recoveries)	$56	$782	$898	$(37)	$(308)
Net charge-offs (recoveries) to total loans	0.01%	0.17%	0.20%	(0.01%)	(0.07%)
Total nonaccrual loans to total loans	1.17%	1.23%	1.58%	1.65%	1.21%
Total nonperforming assets to total assets	2.08%	2.27%	2.44%	2.53%	2.45%
Total loans to total deposits	78.96%	77.51%	75.98%	75.92%	73.35%
Total loans to total assets	66.75%	67.28%	65.91%	65.84%	63.65%
Loans serviced for others	$318,670	$325,441	$325,833	$319,124	$330,280

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